Exhibit 99.1

CONTACT: Denis Hickey IntraBiotics Pharmaceuticals, Inc. (925) 906-5331	FOR IMMEDIATE RELEASE
INTRABIOTICS REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
PALO ALTO, CA, October 27, 2005 — IntraBiotics Pharmaceuticals, Inc. (Pink Sheets: IBPI) today reported financial results for the third quarter and nine months ended September 30, 2005.
IntraBiotics reported a net loss applicable to common stockholders of $204,000, or $0.02 per basic and diluted share, for the third quarter of 2005. For the nine months ended September 30, 2005, the loss applicable to common stockholders was $2.6 million, or $0.29 per basic and diluted share. The nine-month results included restructuring charges of $648,000, all of which related to employee termination benefits.
On September 30, 2005, the Company had a total of $48.5 million in cash, cash equivalents, and short-term investments, and recorded liabilities of $0.4 million. Based on current projections, the Company expects cash, cash equivalents and short-term investments on December 31, 2005 to be between $48 and $48.5 million. This estimate does not include any costs that may be associated with completing a merger, acquisition, in licensing of a product candidate, liquidation of the Company, or costs associated with pending litigation. There can be no assurance that such a range will be achieved, as actual expenditures and interest income may differ significantly from projected levels.
Approximately 10.8 million common equivalent shares were issued and outstanding on September 30, 2005, including 1.6 million shares underlying outstanding convertible preferred stock. Assuming the net exercise of in-the-money warrants and options at the closing price of the Company’s stock as quoted on the Nasdaq National Market as of September 30, 2005, approximately 11.5 million common equivalent shares would be outstanding on September 30, 2005.
Certain of the foregoing statements, including statements regarding the Company’s cash position on December 31, 2005 are forward-looking statements. Actual results could differ materially, depending on a variety of factors, including costs associated with pursuing various strategic alternatives, pending litigation and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Moreover, the enumeration of potential strategic alternatives in this release does not mean that the Company will be able to achieve any of them successfully. These forward-looking statements speak only as of the date hereof and the Company disclaims any intent or obligation to update them.

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INTRABIOTICS PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Operating expenses:
Research and development	$7	$2,146	$255	$11,019
General and administrative	560	1,070	2,605	3,759
Restructuring charge (recovery)	(27)	791	648	791

Total operating expenses	540	4,007	3,508	15,569

Operating loss	(540)	(4,007)	(3,508)	(15,569)
Other income (expense)	1	(175)	1	(175)
Interest income	395	221	1,043	408

Net loss	(144)	(3,961)	(2,464)	(15,336)

Non-cash dividends on Series A preferred stock	(60)	(65)	(180)	(195)

Net loss applicable to common stockholders	$(204)	$(4,026)	$(2,644)	$(15,531)

Basic and diluted net loss per share applicable to common stockholders	$(0.02)	$(0.46)	$(0.29)	$(2.18)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	9,180	8,844	9,087	7,121

Condensed Balance Sheet Data
(In thousands)
(Unaudited)

	September 30,	December 31,
	2005	2004
Cash, cash equivalents and short-term investments	$48,542	$50,743
Total assets	$49,041	$51,185
Total stockholders’ equity	$48,684	$50,508